Exhibit 2.1

CERTAIN INFORMATION CONTAINED IN THIS AGREEMENT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***] BECAUSE IT IS BOTH: (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SALE AND PURCHASE AGREEMENT

by and between

TIMO SALLI AND JOUKO SALLI

AS SELLERS

and

TD FINLAND HOLDING OY

AS BUYER

regarding all shares in

KATSA OY

5 March 2024

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TABLE OF CONTENTS
1	DEFINITIONS		4
2	SALE AND PURCHASE OF SHARES		15
	2.1	Object of Sale	15
	2.2	Transfer of Ownership	15
3	PURCHASE PRICE		15
	3.1	Final Purchase Price	15
	3.2	Initial Purchase Price and payment of the Initial Purchase Price	15
	3.3	Adjustment of the Initial Purchase Price	16
	3.4	Closing Statement	16
	3.5	Disputes regarding the Adjustment Amount and settlement thereof	16
	3.6	Payment	17
4	PRE-CLOSING COVENANTS		18
5	CONDITIONS PRECEDENT		19
6	CLOSING AND DELIVERIES AT CLOSING		20
	6.1	Closing	20
	6.2	Deliveries at Closing	20
	6.3	Post-Closing Actions	22
	6.4	Further Assurances	22
7	SELLERS’ WARRANTIES		22
	7.1	Organization	22
	7.2	Ownership, Power and Authority	23
	7.3	Capitalization	23
	7.4	Books and Records	24
	7.5	Annual Accounts	24
	7.6	Assets and liabilities	24
	7.7	Compliance with Laws	26
	7.8	Anti-Corruption Law and Sanction Law	26
	7.9	Intellectual Property	27
	7.10	Information Technology	27
	7.11	Data Protection	28
	7.12	Authorization and permits	28
	7.13	Contracts	29
	7.14	Employment and Pensions	30
	7.15	Environment	33
	7.16	Subsidies and Grants	33
	7.17	Litigation and disputes	33
	7.18	Insurance	34
	7.19	Intermediaries and Transaction Costs	34
	7.20	Absence of Certain Events	34
	7.21	Tax	35
	7.22	Product liability	36
	7.23	Nature of Disclosure	36
	7.24	No Other Warranties	36
8	BUYER’S WARRANTIES		36
	8.2	Organization	36
	8.3	Power and Authority	37
	8.4	Solvency and Financing	37
	8.5	Authority Approvals	37
	8.6	No Breach of Warranties	37

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9	REMEDIES		37
	9.1	Buyer’s Remedies	37
	9.2	Limitations of Liability	38
	9.3	Sellers’ Remedy	40
	9.4	Fraud, etc.	40
	9.5	Third Party Claims	41
10	SPECIFIC INDEMNITIES		42
11	CERTAIN UNDERTAKINGS		42
	11.1	Confidentiality	42
	11.2	Retiring Directors	43
	11.3	Non-Compete and Non-Solicitation Undertaking	43
12	MISCELLANEOUS		44
	12.1	Notices	44
	12.2	Costs	45
	12.3	Books and Records	45
	12.4	Schedules Incorporated	45
	12.5	Entire Agreement	45
	12.6	Interpretation	45
	12.7	Amendments and Waivers	46
	12.8	Severability	46
	12.9	Assignment	46
	12.10	Transfer Taxes	46
	12.11	Governing Law	47
	12.12	Arbitration	47
	12.13	Counterparts of Agreement	47

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SCHEDULES

Schedule 1.7	Annual Accounts

Schedule 1.24	Data Room Materials

Schedule 1.41	Inventory Valuation Principles

Schedule 1.48	Material Contracts

Schedule 1.49	Net Excess Cash Determination

Schedule 1.50	Net Working Capital Determination

Schedule 1.52	Normalized Net Working Capital Determination

Schedule 1.57	Properties

Schedule 3.1.1	Initial Purchase Price Determination

Schedule 3.2	Funds Flow

Schedule 3.2.2	Escrow Agreement

Schedule 3.4.1	Form of Closing Statement

Schedule 4.1.1(i)(f)	Investments

Schedule 6.2.1	Form of Closing Memorandum

Schedule 6.2.1(vii)	Business Finland Subsidies, Grants and Loans

Schedule 7.2.1	Shareholder Register

Schedule 7.4	Articles of Association and Registration Certificate

Schedule 7.13.2	Complaints, reclamations, and warranty claims

Schedule 7.13.8	Related party agreements

Schedule 7.14.3	Additional employment benefits etc.

Schedule 7.14.10	Employment safety matters

Schedule 7.14.21	Industrial actions during the last 3 years

Schedule 7.15.6	Handling of dangerous substances during the last 5 years

Schedule 7.17.1	Threatening Claims

Schedule 7.17.2	Circumstances likely to lead to claims, actions, lawsuits, administrative, governmental, arbitration or other legal proceedings or investigations

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SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT (the Agreement) is entered into on 5 March 2024, by and between:

1.	Timo Salli, a Finnish private individual with date of birth [***] (hereinafter “T. Salli”);

2.	Jouko Salli, a Finnish private individual with date of birth [***] (hereinafter “J. Salli”); and

3.

TD Finland Holding Oy (Business ID: 3419390-4) a company incorporated and existing under the laws of Finland whose registered office is at c/o Asianajotoimisto HH Partners, P.O Box 232, 00101 Helsinki, Finland&NBSP;(hereinafter the “Buyer”).

T. Salli and J. Salli each individually a “Seller” and jointly the “Sellers”.

RECITALS

(A)

Sellers own one hundred per cent (100%) of the issued and registered shares, on a fully diluted basis, in Katsa Oy, a limited liability company incorporated and existing under the laws of Finland, having its registered domicile in Tampere, Finland and the business identity code 0154162-6 (Katsa Oy hereinafter the “Company”).

(B)

Buyer is willing to acquire the Shares and Sellers are willing to sell and transfer the Shares to Buyer upon the agreed consideration, allocation of liability, and other provisions applicable to the sale and transfer reflected in the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1	DEFINITIONS

1.1.1	As used in this Agreement, the following capitalized terms have the following meanings:

1.1	Accounting Principles	means the generally accepted accounting principles and applied policies in Finland as adopted and consistently applied in the statutory financial statements at the Accounts Date.

1.2	Accounting Year	is period of 1.10.-30.9. for respective Accounting Year.

1.3	Accounts Date	means 30 September 2023.

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1.4	Adjustment Amount	has the meaning set out in Section 3.3.1.

1.5	Affiliate

means with respect to any natural or legal person, any other natural or legal person that directly or through one or more intermediaries controls, is controlled by or is under common control with such person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any legal or natural person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities by contract or otherwise. In relation to the Sellers, Affiliate include also person who are called as intimates (in Finnish: läheinen) as defined in section 1:3 of the Finnish Act on Recovery to Bankruptcy Estate (26.4.1991/758, as amended).

1.6	Agreement	means this Sale and Purchase Agreement and the Schedules attached hereto.

1.7	Annual Accounts	means the audited statutory financial statements (and the notes thereto) of Katsa Oy in respect of the financial period ending on the Accounts Date, in the form attached hereto as Schedule 1.7.

1.8	Anti-Corruption Law	means any Law which has the objective to prevent bribery and/or other corrupt practices.

1.9	Articles of Association	means the articles of association of the Company in the form attached hereto as Schedule 7.4.

1.10	Authority Approvals

means any approval, authorization, clearance, consent or permit of a competent national, supranational, state, municipal or local authority required by a Party for the lawful and valid consummation of the transactions contemplated by this Agreement.

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1.11	Bring Down Disclosure

means a review of the Warranties given at Closing with the individuals referred to in the definition of “Sellers’ Knowledge” immediately prior to the Closing Date to identify any facts or circumstances which first occur and become known to any of them during the period between the Signing Date and the Closing Date and constitute a breach of any of the Warranties (during such period) given at Closing. Without limiting Buyer’s right to not to proceed to the Closing in accordance with Sections 5.1.1 and 6 on the basis of the Buyer becoming aware of a Material Adverse Effect and Buyer’s right to terminate the Agreement under Section 5.1.4, the Parties undertake to use their best efforts to negotiate on the disclosed breach(es) prior to the Closing with the objective to agree on the amount of the reduction of the Final Purchase Price and/or other necessary actions. If and to the extent such agreement is not reached by the Parties prior to the Closing, the Buyer is entitled to present a Claim(s) for the breach(es) of Warranties by the Sellers and the amount of the compensation payable by Sellers and the reduction of the Final Purchase Price shall be resolved in accordance with Sections 9 and 12.12.

1.12	Business

means the business conducted by the Company on the date hereof including without limitation the design, manufacturing and service of mechanical power transmission solutions for different industries as well as component sales.

1.13	Business Day	means a day other than Saturdays, Sundays and public holidays on which banks are generally open for business (excluding internet banking) in Helsinki (Finland).

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1.14	Buyer	has the meaning set out in the introductory paragraph of this Agreement.

1.15	Claim

means any claim made by Buyer against Sellers in respect of any breach of this Agreement (incl. also Warranties) or the enforcement of any right to indemnification (including Specific Indemnities in Section 10) under this Agreement.

1.16	Closing	means the consummation of the sale and purchase of the Shares as set out in Section 6.

1.17	Closing Accounts

Means the reviewed interim financial statements of the Company, prepared for the period from 1 October 2023 until the Closing Date in accordance with the Accounting Principles (including an income statement, a balance sheet, a cash flow statement and the notes to these, as well as an auditor’s review statement by the Company’s auditor that the Company has immediately prior to Closing).

1.18	Closing Date	Means a date after the Signing Date as set out in Section 6.1.1.

1.19	Closing Memorandum	has the meaning set out in Section 6.2.1.

1.20	Closing Statement	has the meaning set out in Section 3.4.1.

1.21	Company	has the meaning set out in the Recitals, Section A.

1.22	Confidential Information

means any and all non-public information of any kind or nature whatsoever, whether written or oral or in any other form, including, without limitation, financial information, trade secrets, client lists and other proprietary business information regarding the Parties, the Business or the Company, as the case may be.

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1.23	Data Room Drive	means the data drive or disc containing electronic copies of all the Data Room Materials, as provided by HighQ, part of Thomson Reuters data room provider.

1.24	Data Room Materials

means the documentation and information made available to Buyer and/or its professional advisors in the virtual data site (including a virtual data room and virtual clean room) administered by HighQ, part of Thomson Reuters data room provider, as listed in Schedule 1.24 and as contained on the Data Room Drive to be delivered by Sellers to Buyer at the Closing.

1.25	Disclosure Material

means (i) this Agreement, (ii) the Data Room Materials, (iii) presentations and other information provided to the Buyer as included in virtual data site and (iv) answers to the questions presented by Buyer and / or its advisors in connection with the Due Diligence Review through the virtual data site administered by HighQ, part of Thomson Reuters data room provider.

1.26	Disputed Amount	has the meaning set out in Section 3.5.1.

1.27	Due Diligence Review	has the meaning set out in Section 7(A).

1.28	Encumbrances

means any claim, charge, pledge, license, mortgage, option, retention of title, right of pre-emption, right of first refusal or security interest or other encumbrances or transfer restrictions of any kind including commitments which may have the same effect, except where stated in the Company’s Articles of Association.

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1.29	Escrow Account	shall have the meaning given to it in the Escrow Agreement.

1.30	Escrow Agent	means Aktia Bank, the escrow agent appointed and acting pursuant to the Escrow Agreement.

1.31	Escrow Agreement	means the agreement attached hereto as Schedule 3.2.2.

1.32	Escrow Amount	has the meaning set out in Section 3.2.2.

1.33	Escrow Claims	has the meaning set out in Section 9.2.7.2.

1.34	Fairly Disclosed

means that a risk, fact, matter, occurrence or event is disclosed in the Disclosure Material in such a manner and in such detail that allows a diligent Buyer to, on the face of relevant documents, make an assessment and to understand the nature and scope of the matter disclosed and consequences thereof including possible breaches of Warranties without the need to draw conclusions from several unrelated documents or materials.

1.35	Final Purchase Price	has the meaning set out in Section 3.1.

1.36	Final Settlement	has the meaning set out in Section 9.2.7.1.

1.37	Fundamental Warranties	means the Warranties set out in Section 7.1 (Organization), Section 7.2 (Ownership, Power and Authority) and Section 7.3 (Capitalization).

1.38	Initial Purchase Price	has the meaning set out in Section 3.2.1.

1.39	Independent Auditor	means Deloitte Oy (business ID: 0989771-5) or, if such firm is unable or unwilling to act, such other internationally recognized independent audit firm as shall be agreed upon by the Parties.

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1.40	Intellectual Property

means all intellectual property rights, including but not limited to patents, trademarks, copyrights (including copyrights in software), internet domain names, trade names, registered designs, database rights, know-how, and any other rights of a similar kind, whether registered or not, including all registrations, applications and licenses thereof.

1.41	Inventory Valuation Principles	means inventory valuation principles set out in Schedule 1.41.

1.42	Key Employees	means each of Tomi Koskinen, Sami Niemeläinen, Elina Pukkila, Juha Suni, Tomi Dewes and Tero Pohjolainen.

1.43	Key Person	means Tomi Koskinen and Tomi Dewes.

1.44	Law	means any applicable law, order, decree, ordinance, statute, regulation or directive in force in Finland, or any other jurisdiction, from time to time.

1.45	Long Stop Date	means 30 June 2024.

1.46	Loss	has the meaning set out in Section 9.1.2.

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1.47	Material Adverse Effect	means any effect which occurs between the Signing Date and the Closing Date and due to:
(i) material breach of the Sellers’ Warranties; or
(ii) external factors such as general economic or political conditions changes, for instance, arising out of acts of terrorism, sabotage, armed hostilities or war and having impact on the Company’s operations (it occurs in Finland or directly affects the geographical location of Company’s key customers or key suppliers);
and provided that it has prior to Closing Date or it is reasonably expected to have after the Closing Date a materially adverse effect to the assets, financial condition or results of the Company taken as a whole and in aggregate amounts to at least EUR 750 000.
In case the breaches of Warranties referred to in sub-item (i) above:
(i) do not constitute a Material Adverse Effect (for instance as the threshold of EUR 750 000 is not exceeded); or
(ii) constitutes a Material Adverse Effect, but the Buyer decides not to use its right to not to proceed to the Closing;
the Parties undertake to use their best efforts to negotiate on the breach(es) prior to the Closing with the objective to agree on the amount of the reduction of the Final Purchase Price and/or other necessary actions. If and to the extent such agreement is not reached by the Parties prior to the Closing, the Buyer is entitled to present a Claim(s) for the breach(es) of Warranties by the Sellers and the amount of the compensation payable by Sellers and the reduction of the Final Purchase Price shall be resolved in accordance with Sections 9 and 12.12.

1.48	Material Contracts	means the agreements and contracts of the Company listed in Schedule 1.48.

1.49	Net Excess Cash

means the aggregate amount cash and cash like items decreased by debt and debt like items of the Company as per the Closing Date based on the line-items and calculations set out in Schedule 1.49, for the avoidance of doubt, without duplication of any items reflected in the Net Working Capital and acknowledging that the amount can also be negative (constituting net debt).

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1.50	Net Working Capital

means the aggregate amount of consolidated net working capital of the Company as per the Closing Date based on the line-items and calculations set out in Schedule 1.50 and applying the Inventory Valuation Principles.

1.51	Net Working Capital Difference

means the amount by which the Net Working Capital exceeds (in which case the Net Working Capital Difference is a positive figure) or is less than (in which case the Net Working Capital Difference is a negative figure) the Normalized Net Working Capital.

1.52	Normalized Net Working Capital	means EUR [***]representing the month end average Net Working Capital level for the 15-month period ending 30 September 2023, as set out in Schedule 1.52.

1.53	Notice of Dispute	has the meaning set out in Section 3.5.1.

1.54	Ordinary Course of Business

means the ordinary course of business of the Company, as conducted prior to the Signing Date, as a going concern and materially consistent with past practice and in accordance with applicable Laws and good and sound business practice.

1.55	Party	means Sellers or Buyer.

1.56	Person

means any individual, company, corporation, body corporate, firm, joint venture, partnership, unincorporated association, organization, institution, trust or agency (whether or not having separate legal personality), including any governmental entity.

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1.57	Properties	means the land and buildings set out in Schedule 1.57 hereto.

1.58	Resigning Directors	has the meaning set out in Section 6.2.1.

1.59	Sanction Law

means any Law imposing economic or other sanctions or restrictions such as trade barriers and restrictions, visa bans, asset freezes or restrictions on financial transactions, including without limitation, set forth in Finnish laws and policies or by European Union (for instance, regulation of the European Parliament and Council), any sanctions and restrictions imposed by the United Nations (incl. also Security Council) and any sanctions administered by the U.S. Office of Foreign Asset Control.

1.60	Sellers	has the meaning set out in the introductory paragraph of this Agreement.

1.61	Sellers’ Knowledge

means the actual knowledge of Timo Salli, Jouko Salli and the Key Employees as at the Closing Date, after due inquiries with the relevant employees of the Company, and the knowledge they should have had if they had acted diligently considering their position and tasks in the Company.

1.62	Shares

means all issued and registered shares of Katsa Oy, for which share certificates have been issued and are transferred to the Buyer at the Closing, as specified in the shareholder register attached as Schedule 7.2.1.

1.63	Signing Date	means the date of this Agreement.

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1.64	SPA	means this Sale and Purchase Agreement and the Schedules attached hereto.

1.65	Taxes

means all income tax, transfer tax, value added tax, tax-like charges (including, without limitation, mandatory employment, unemployment and pension contributions, mandatory social security contributions and other similar mandatory contributions), customs and any other direct or indirect taxes, levies, duties or withholdings imposed by any tax authority, including all penalties, increases, and interest related thereto.

1.66	Third Party Claim	means any claim by a third party against the Company, Buyer or its Affiliates.

1.67	Transaction	means the transactions contemplated hereunder.

1.68	Transaction Costs

shall mean all costs and fees (whether or not invoiced or to be invoiced) by the Sellers’ or Company’s professional advisors related to the Transaction, which have not been taken into account in the Final Purchase Price.

1.69	Warranties	means the warranties of Sellers as set out in Section 7.

1.1.2

The definitions set forth or referred to above apply equally to both the singular and plural forms of the terms defined. The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”. All references herein to Sections, Subsections and Schedules are deemed to be references to Sections and Subsections of, and Schedules to, this Agreement unless the context otherwise requires. Unless the context otherwise requires, any reference to any contract, instrument or Law is a reference to it as amended and supplemented from time to time. Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) is to be interpreted as a reference to a calendar day or number of calendar days. Unless a contrary indication appears, any reference in this Agreement to a time of day is a reference to Helsinki (EET) time.

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2	SALE AND PURCHASE OF SHARES

2.1	Object of Sale

2.1.1	Upon the terms and subject to the conditions set out herein, Sellers shall sell and Buyer shall purchase the Shares on the Closing Date.

2.1.2

Each of the Sellers shall procure that on or prior to the Closing, any and all right of pre-emption or similar over the Shares are waived irrevocably by the Persons entitled thereto and undertakes not to invoke any other right that could adversely affect the passing of the ownership of the Shares from the Sellers to the Buyer on Closing. For the avoidance of doubt, each Seller hereby undertakes not to invoke the redemption clause (in Finnish: lunastuslauseke) contained in the Articles of Association and to ensure that the Company does not exercise such right either.

2.2	Transfer of Ownership

2.2.1

Full ownership and title to the Shares together with all rights pertaining to the Shares will pass from Sellers to Buyer at the Closing free from all Encumbrances against payment by the Buyer of the Initial Purchase Price to the Sellers and the Escrow Account and fulfillment of the Deliveries at Closing as set out in Section 6.2.

3	PURCHASE PRICE

3.1	Final Purchase Price

3.1.1	The final purchase price for the Shares (the “Final Purchase Price”) amounts to:

(i)	the agreed fixed enterprise value of EUR 21 000 000;

(ii)	decreased or increased, as applicable, by an amount equal to the Net Excess Cash as of the Closing Accounts; and

(iii)	increased or decreased, as applicable, by the Net Working Capital Difference;

as determined in accordance with the calculation example in Schedule 3.1.1.

3.2	Initial Purchase Price and payment of the Initial Purchase Price

3.2.1

The initial purchase price shall consist of agreed fixed enterprise value of EUR 21 000 000, agreed amount of estimated Net Excess Cash of EUR [***], and agreed amount of estimated Net Working Capital Difference EUR [***] as of Closing. The total Initial Purchase price is EUR 23 081 520 as set forth in Schedule 3.1.1 (the “Initial Purchase Price”).

3.2.2

The Buyer shall pay EUR 21 581 520 of the Initial Purchase to the Sellers at Closing in immediately available funds (in euros) to a bank account designated by Sellers as set out in the funds flow statement in Schedule 3.2. The Buyer shall pay the remaining part EUR 1 500 000 of the Initial Purchase price (the “Escrow Amount”) to the Escrow Account according to the terms and conditions of the Escrow Agreement attached as Schedule 3.2.2. The Escrow Amount will be (with the exceptions stated in the Escrow Agreement) released in one (1) installment to the Sellers after twenty-four (24) months from the Closing Date. The conditions of release of the Escrow Amount (decreased by potential Escrow Claims based on Section 9.2.7.2) are set forth in the Escrow Agreement.

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3.3	Adjustment of the Initial Purchase Price

3.3.1

The Initial Purchase Price shall be adjusted, as specified in Schedule 3.1.1, on a euro-for-euro basis by amount equal to difference between the Final Purchase Price and the Initial Purchase Price (the “Adjustment Amount”). The Adjustment Amount shall be determined on the basis of the Closing Statement and in accordance with Sections 3.4 and 3.5 below and be paid in accordance with Section 3.6 below.

3.3.2

If the Adjustment Amount is positive, the Initial Purchase Price shall be increased by the absolute figure of the Adjustment Amount. If the Adjustment Amount is negative, the Initial Purchase Price shall be decreased by the absolute figure of the Adjustment Amount. For the avoidance of doubt, the Escrow Amount placed in escrow on the Escrow Account shall not be adjusted based on the Adjustment Amount.

3.4	Closing Statement

3.4.1

As soon as possible after the Closing, the Buyer in cooperation with CEO and CFO of the Company shall prepare a closing statement in the form of Schedule 3.4.1 setting out the Buyer’s calculation of the Net Excess Cash, the Net Working Capital Difference and the Adjustment Amount, in each case based on the Closing Accounts and, save as may be agreed elsewhere in this Agreement, determined in accordance with the Accounting Principles and Inventory Valuation Principles (the “Closing Statement”).

3.4.2	The Buyer shall deliver the Closing Statement and the Closing Accounts to the Sellers not later than sixty (60) calendar days after the Closing.

3.4.3

For the purpose of verifying and reviewing the Closing Statement, the Sellers and their representatives shall be given access to the book-keeping material and records of the Company. The Sellers have also the right to take copies of such material and records.

3.4.4

For the purposes of the Buyer in cooperation with CEO and CFO of the Company preparing the Closing Statement the representatives of the Buyer and the Sellers shall immediately after the Closing conduct a physical inventory of the stocks and work in process of the Company to determine the value of the current assets at Closing included in Net Working Capital. The Parties shall apply the Inventory Valuation Principles and any decrease in market value and non-marketable, off specification and out of date items shall be deducted from the value of the Net Working Capital.

3.5	Disputes regarding the Adjustment Amount and settlement thereof

3.5.1

If the Sellers disagree with the Closing Statement, the Sellers shall submit a written notice thereof to the Buyer indicating the adjustments demanded by the Sellers to the Closing Statement and the reasons therefor as well as the amount that the Sellers believe to be the correct Adjustment Amount (the difference between the Closing Statement, on one hand, and the aggregate of the amounts disputed by the Sellers, on the other hand, being the “Disputed Amount” and such notice being the “Notice of Dispute”). The Notice of Dispute shall be submitted by the Sellers to the Buyer not later than sixty (60) days after the date of receipt of the Closing Statement, the Closing Accounts and the auditor’s report by the Sellers. If the Sellers do not submit the Notice of Dispute within such sixty (60) day period, or if the Sellers submit a written acceptance of the Closing Statement before the expiry of such sixty (60) day period, the Closing Statement shall be deemed final and binding on the Parties.

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3.5.2

The Parties shall in good faith endeavor to resolve the Disputed Amount within thirty (30) days from the date of receipt of the Notice of Dispute by the Buyer. If such resolution cannot be reached within such thirty (30) day period, the Disputed Amount shall be resolved by the Independent Auditor upon the written request of either Party.

3.5.3

The Parties shall jointly instruct the Independent Auditor that he/she shall (i) act as an expert and not as an arbitrator; (ii) determine the Disputed Amount (and not assign a value to any disputed item greater than the greatest value for such items claimed by either the Buyer or the Sellers) on the basis of the matters described in the Notice of Dispute and the materials that the Parties submit; (iii) make his/her determination based on the principles set out in Sections 3.1, 3.2, 3.3, 3.4 and 3.5 and this Section 3.5.3; and (iv) render his/her written decision, together with the reasons therefor, in English within thirty (30) days from the submission of the dispute to the Independent Auditor.

3.5.4

Each Party shall be entitled but also obliged to provide the Independent Auditor with documentation and assistance deemed necessary by the Independent Auditor for resolving the Disputed Amount. A copy of any written communication between one Party and the Independent Auditor shall simultaneously be provided to the other Party.

3.5.5	The resolution of the Independent Auditor shall, excluding manifest errors, be final and binding upon the Parties.

3.5.6

The Sellers shall be liable for the fees of the Independent Auditor in proportion to the amount by which the Independent Auditor does not accept the Disputed Amount, and the Buyer shall be liable for the fees of the Independent Auditor in proportion to the amount by which the Independent Auditor accepts the Disputed Amount.

3.5.7	For the sake of clarity, the Independent Auditor shall be an expert, not an arbitrator as set forth in Section 12.12 of this Agreement.

3.6	Payment

3.6.1

The Adjustment Amount shall be paid by either the Sellers or the Buyer, as the case may be, within fifteen (15) days from the final determination of the Adjustment Amount pursuant to Sections 3.4 and 3.5 in immediately available funds to a bank account designated by the receiving Party in writing.

3.6.2

The Adjustment Amount shall carry interest at a rate of five per cent (5%) per annum from its payment due date set forth in Section 3.6.1, such interest to be calculated based on the number of days lapsed from the payment due date until and including the date of payment of the Adjustment Amount and the assumption that a calendar year has 365 days.

3.6.3

For the avoidance of doubt, it is stated that all of the Adjustment Amount shall be either added to or subtracted from that part of the Initial Purchase Price, which shall be payable by the Buyer at Closing in cash.

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4	PRE-CLOSING COVENANTS

4.1.1	Each of the Sellers shall procure that from the Signing Date up to and until Closing:

(i)

the Company (or the Sellers, as applicable) will not, without the prior written consent of the Buyer (which for the purposes of this provision is represented by each of Kris Blommaert and Jeff Knutson), such consent not to be unreasonably withheld or delayed:

(a)	undertake any act or course of conduct which is outside the Ordinary Course of Business;
(b)	amend, assign, notify for termination or terminate, or make any waiver of or under any Material Contract, or enter into any agreement that would be deemed material to the Company;
(c)	create, amend or agree to create or amend any Encumbrance over any material asset of the Company or the Shares or sell or otherwise transfer any material assets of the Company;
(d)	enter into, alter or terminate any agreement or transaction with a Seller or a Seller’s Affiliate, or enter into any agreement or transaction not on arm’s length terms and conditions;
(e)	redeem, acquire, divest or dispose of, or agree to redeem, acquire, divest or dispose any share, shares, assets or other interest in any company, partnership or other venture;
(f)

make any other material investments or capital expenditures (exceeding EUR 200,000), than purchase of materials to projects in the Ordinary Course of Business in accordance with past practice and other than the investments set out in Schedule 4.1.1(i)(f);

(g)

incur any additional borrowings or incur any other indebtedness or amend the terms of any existing borrowing or indebtedness, other than business-related accounts payable in the Ordinary Course of Business or enter into any financing arrangements with banks or other third parties, other than entering into lease or financial agreements in the Ordinary Course of Business;

(h)	make any material payments, loans or advances of money to any Person, except for expenses incurred in the Ordinary Course of Business;
(i)	make any material amendments of employment of any salaried employee, including bonuses, other than annual wage revisions in the Ordinary Course of Business in accordance with past practice;
(j)	induce any Key Employee to resign from his or her employment or dismiss any Key Employee;
(k)

initiate or settle any legal proceeding or waive any material claim or right of any kind other than for the purpose of debt collection in the Ordinary Course of Business or otherwise amend its principles for debt collection;

(l)

allot, issue, redeem or repurchase any shares, options, warrants of the Company or any securities convertible into or exchangeable for such share or take any other action that directly or indirectly affects or may affect the share capital of the Company;

(m)	change any Articles of Association (or equivalent document), Accounting Principles or Inventory Valuation Principles;
(n)	distribute dividend to the Sellers;
(o)	commit or agree to or arrange for any of the foregoing in this Section 4.1.1(i); or
(p)	procure that neither the Company, nor any of the Sellers, takes an action, or fails to take an action, that could otherwise result in a Loss or a breach of this Agreement; and

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(ii)

the Company shall operate in the Ordinary Course of Business and use reasonable efforts to preserve substantially their respective material business relationships and maintain in force all insurance policies that the Company maintains as per the Signing Date.

4.1.2	Section 4.1.1 does not apply in respect of and shall not operate to restrict or prevent:

(a)

any matter undertaken by the Company or the Key Employees in an emergency or disaster situation with the intention of minimizing any adverse effect thereof (and of which the Buyer will be promptly notified in writing);

(b)	the completion or performance of actions which are reasonably necessary to discharge any obligations undertaken pursuant to any legal or regulatory obligation;
(c)	any matter provided for in this Agreement;
(d)	any matter undertaken or omitted at a written request or with a written consent of the Buyer;
(e)	providing legally mandatory information to any governmental entity or other authorities in the Ordinary Course of Business; or
(f)	any action taken or omitted in order to comply with Law.

5	CONDITIONS PRECEDENT

5.1.1

The obligation of the Buyer to take the actions required to be taken by it at Closing is further subject to the satisfaction of each of the following conditions, any of which may be waived by the Buyer, in whole or in part, on or before the Closing Date:

(a)

the Sellers shall in all respects material to the Transaction, have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed, or complied with, by it on or prior to the Closing Date;

(b)	no breach of the Fundamental Warranties shall have occurred;
(c)	no material breach of the Sellers’ Warranties constituting Material Adverse Effect shall have occurred without being remedied by the Sellers or otherwise agreed between the Parties;
(d)	Ministry of Economic Affairs and Employment of Finland has given a confirmation for the Transaction;
(e)

no Key Person has terminated (incl. also served notice to terminate) his employment with the Company or otherwise left his employment with the Company, or has had his employment terminated by the Company; and

(f)	Buyer not becoming aware of any other Material Adverse Effect.

5.1.2

The obligation of the Sellers to take the actions required to be taken by it at Closing is subject to the satisfaction of each of the following conditions, any of which may be waived by the Sellers, in whole or in part, on or before the Closing Date:

(a)

the Buyer shall in all respects material to the Transaction, have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed, or complied with, by it on or prior to the Closing Date;

(b)	no material breach of the warranties of the Buyer shall have occurred without being remedied by the Buyer; and
(c)	Ministry of Economic Affairs and Employment of Finland has given a confirmation for the Transaction.

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5.1.3

Each of the Parties shall use all reasonable efforts to promptly take or cause to be taken all actions necessary or advisable under Law to consummate and make effective the Transaction. The Buyer shall immediately notify the Sellers if conditions in Section 5.1.1 has not been satisfied. The Sellers shall immediately notify the Buyer if conditions in Section 5.1.2 has not been satisfied.

5.1.4

If the conditions in Section 5.1.1 have not been satisfied (or waived by the Buyer) on or before the Long Stop Date, the Buyer may terminate this Agreement with immediate effect at any time by giving the Sellers written notice of termination. Notwithstanding the foregoing, the right to terminate this Agreement shall lapse if and when the conditions in Section 5.1.1 become satisfied or waived by the Buyer should that occur before the Agreement has been terminated.

5.1.5

If the conditions in Section 5.1.2 have not been satisfied (or waived by the Sellers) on or before the Long Stop Date, each Seller may terminate this Agreement on behalf of all Sellers with immediate effect at any time by giving the Buyer written notice of termination. Notwithstanding the foregoing, the right to terminate this Agreement shall lapse if and when the conditions in Section 5.1.2 become satisfied or waived by the Sellers should that occur before the Agreement has been terminated.

5.1.6

If this Agreement is terminated in accordance with Section 5.1.4 or 5.1.5, without any liability towards the other Parties, all obligations of the Parties under this Agreement shall end (except for the provisions in Sections 11.1 and 12 (as applicable), but (for the avoidance of doubt) all rights and liabilities of the Parties which have accrued before termination shall continue to exist).

6	CLOSING AND DELIVERIES AT CLOSING

6.1	Closing

6.1.1

Provided that all the conditions precedent for the Closing set forth in Section 5 have been and remain fulfilled or have been waived, the Closing shall be held on a date following 5 Business Days after fulfilment of the condition precedent set out in Section 5.1.1(d) at the offices of Eversheds Attorneys Ltd in Helsinki or Tampere, as agreed by the Parties, starting at 10.00 Finnish time or at such other time and place as the Parties may later agree upon.

6.2	Deliveries at Closing

6.2.1

Following actions and deliveries shall take place and shall be confirmed to be fulfilled at Closing with the execution of closing memorandum substantially in the form set out in Schedule 6.2.1 (“Closing Memorandum”):

(i)	The Parties shall confirm that the conditions precedent set forth above in Section 5 have been satisfied or waived;

(ii)	The Parties and the Escrow Agent shall sign the Escrow Agreement;

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(iii)	Buyer shall pay the Initial Purchase Price to the Sellers and the Escrow Account as set out in Section 3.2 divided between the Sellers as set out in Schedule 3.2;

(iv)	The Sellers shall present an up-to date shareholder register of the Company evidencing the ownership of the Sellers in the Company;

(v)	Sellers shall sell and transfer the Shares to the Buyer and deliver to the Buyer share certificates with appropriate deeds of transfer;

(vi)

Sellers shall deliver to Buyer duly signed resignation letters from the directors of the Company regarding their position as members of the board of directors (“Resigning Directors”) confirming that none of them has any claims against the Company on any basis whatsoever;

(vii)

Sellers shall provide Buyer with a written statement or other necessary confirmation from Business Finland confirming that no subsidy/grant specified in Schedule 6.2.1(vii) will be recovered and that no loan agreement specified in Schedule 6.2.1(vii) will be terminated as a result of the Transaction and/or of the change of ownership;

(viii)

Buyer shall provide the KYC information and documents to Nordea and Danske Bank (required for the continuance of customary payment and account services offered by the banks) and Sellers shall provide Buyer with written confirmation of the banks on the approval of such information and documents;

(ix)	Sellers shall provide Buyer with written confirmation from Nordea and Danske Bank that they are holding the mortgage deeds of the properties 837-301-920-30 and 837-320-6032-3 owned by the Company;

(x)

Sellers shall provide Buyer with written confirmations from [Customer A], [Customer B] and [Customer C] that they will not, based on the consummation of the Transaction and consequential change of control in the Company, use their contractual right to terminate the agreements (or a part thereof) with the Company;

(xi)	Buyer shall make a shareholder’s resolution or hold an extraordinary general meeting of the Company whereby it appoints a new board of directors for the Company;

(xii)	The Parties shall acknowledge the written statement of the results of the Bring Down Disclosure provided by the Sellers to the Buyer three (3) days prior to Closing;

(xiii)	Sellers shall provide confirmation that, excluding issues disclosed in the Bring Down Disclosure, the Warranties remain true and correct on the Closing Date;

(xiv)	Sellers shall deliver to the Buyer an encrypted USB flash drive containing the Data Room Materials, and the Parties shall confirm the contents thereof; and

(xv)	Buyer shall pay, notify and present evidence thereof of the applicable transfer tax levied in connection with the Transaction under this Agreement.

6.2.2

All actions to be taken in connection with the Closing are deemed to have occurred simultaneously as a part of a single transaction and the Closing (including any delivery) was not deemed to have occurred until all such actions had been completed by the Parties.

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6.3	Post-Closing Actions

6.3.1	Promptly following the Closing, Buyer shall:

(i)	deliver a notice to the applicable trade registers regarding resignations of the Resigning Directors and the appointments of the new directors; and

(ii)	cause Katsa Oy to file a notification of beneficial owners with the Finnish trade register.

6.4	Further Assurances

6.4.1

Each Party shall, at its own cost and expense, prior and after the Closing, execute such documents and perform such actions, or procure (as far as it is reasonably able) that another person executes such documents and performs such actions, as a Party may from time to time reasonably require in order to give full effect to, and give each Party the full benefit of, this Agreement.

7	SELLERS’ WARRANTIES

(A)

Prior to the date hereof, Buyer has been given the opportunity to conduct and Buyer has together with its professional advisors conducted due diligence reviews regarding the Company and the Business to the extent deemed appropriate by the Buyer (the “Due Diligence Review”). For the purposes of the Due Diligence Review, Buyer and its professional advisors have been given access to the Disclosure Material and the Business in a manner considered by the Buyer to be satisfactory and sufficient to enter into this Agreement. The Sellers acknowledge that the Buyer is entering into this Agreement on the basis of and in reliance on its Due Diligence Review and the Sellers’ Warranties.

(B)	Buyer acknowledges and agrees that in entering into this Agreement, Buyer is relying on its own investigation, understanding and analysis of the Company, the Business and the Disclosure Material.

(C)

Having regard to the above, each Seller gives the following Warranties to Buyer at the Signing Date and at the Closing Date (except to the extent any Warranty refers to another date, in which case as of such other date). For avoidance of doubt, any breach of Warranties disclosed in Bring Down Disclosure will be handled and resolved in accordance with the Sections 1.11, 9 and 12.12 and upon final resolution of such breaches, such breaches will no longer considered breaches of Warranties (, but will be – for avoidance of doubt – taken into account when the aggregate amount of Losses under Section 9.2.3 is calculated).

7.1	Organization

7.1.1

The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to carry on its business as currently conducted.

7.1.2

The Company is not insolvent and has not discontinued making payments in general or filed a petition for its winding-up, bankruptcy, administration or solvent liquidation, and no other person has filed such petition or a petition for the forced sale of any part of the assets of the Company.

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7.2	Ownership, Power and Authority

7.2.1

Each Seller has full ownership of the Shares as set forth opposite to such Seller’s name in Schedule 7.2.1. The Shares are transferable to Buyer and the Shares are upon Closing free and clear of any Encumbrances or similar third-party rights.

7.2.2

There are no warrants, options, convertibles, subscription rights or other instruments or agreements or undertakings by which any Seller or the Company is bound, providing for the issuance of any additional shares or the sale of any shares or other instruments in the Company. Except for the Shares, there are no outstanding equity related securities in the Company.

7.2.3

The Company does not (i) have any subsidiaries, (ii), excluding as disclosed in Schedule 1.7 (Annual Accounts), own any shares, warrants, options, convertibles, subscription rights, voting securities or other equity securities in any other company or (iii) have any branches. The Company has not entered into any joint venture or other similar arrangement with a third party that has an effect corresponding to that of a joint venture.

7.2.4

There is no obligation, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any equity interests in the Company or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of Company or of any other Person.

7.2.5

Each Seller has full legal and corporate power and authority to enter into this Agreement and have upon the Closing full legal and corporate power and authority to consummate the Transaction. The execution of this Agreement, the consummation of the Transaction and the fulfillment of the terms hereof by each Seller do not result in a breach of, or constitute a default under, any instrument to which that Seller is a party or by which it is respectively bound and which is relevant in the context of the Transaction or a breach of any judgment or order of any court, governmental or other body, and Laws and do not, where applicable, result in a breach of the Articles of Association of such Seller or any resolution adopted by the general meeting of shareholders, the board of directors or other similar body of such Seller, or require any consent or approval of any shareholders, partners or financiers of such Seller, which consent or approval has not been obtained. This Agreement constitutes binding obligations of, and is enforceable against each of Sellers, in accordance with its terms and conditions.

7.2.6

None of Sellers is insolvent or has discontinued making payments in general or filed a petition for its winding-up, bankruptcy, administration or solvent liquidation, and no other person has filed such petition or a petition for the forced sale of any part of the assets of any Seller.

7.3	Capitalization

7.3.1	The Shares have been legally and validly issued and are fully paid. The Shares represent one hundred per cent (100%) of the issued and outstanding share capital of the Company.

7.3.2

Upon the Signing Date and Closing there are no outstanding option rights, subscription rights or other specific rights entitling to or convertible into any existing or new shares in the Company or any other instruments or commitments of any kind relating to the issue or transfer by the Company or any of Sellers conditionally or otherwise, of any shares or other securities of the Company, or any instrument convertible into or exchangeable for any such shares or securities, or to repurchase or redeem any of them.

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7.3.3	The shareholder register of the Company as set out in Schedule 7.2.1 is true, correct and up to date.

7.4	Books and Records

7.4.1

True, complete and current copies of the Articles of Association and registration certificates for the Company are set out in Schedule 7.4. No resolutions have been passed to amend such Articles of Association or registration certificates or equivalent documents, no registration filings are pending and no resolutions have been passed with respect to the Company, which should be, but have not yet been filed for registration. All corporate documentation of the Company, including, without limitation, shareholder registers, minutes of the board meetings and shareholders’ meetings, if applicable, is existing and has been kept in accordance with Laws, are safely stored and are complete and correct.

7.4.2

All filings, publications, registrations and other formalities required by applicable Laws to be effected by the Company with Finnish Trade Register have been effected on a timely basis. There are no ongoing registration processes pending with the Finnish Trade Register to amend the Company’s Articles of Association or registration certificate.

7.5	Annual Accounts

7.5.1

The Annual Accounts have been prepared in conformity with the Accounting Principles, and they are complete and present a true and fair view of the results of operation, financial condition, cash flows, and assets and liabilities (including also indebtedness) of the Company as at the financial period ended on such date.

7.5.2

Sufficient reserves, as required pursuant to the Accounting Principles, for all items which should have been reserved for under the Accounting Principles, have been made and reflected in the Annual Accounts.

7.5.3	Except as may be reflected in the Annual Accounts, the Company has not given any guarantees or other security which, according to the Accounting Principles, should be reflected in the Annual Accounts.

7.5.4	The accounts receivable of the Company as reflected in the Annual Accounts represent valid obligations arising from sales or other transactions actually made in the Ordinary Course of Business.

7.6	Assets and liabilities

7.6.1

The Company owns tangible and intangible assets, property and rights set out in the Annual Accounts or which were acquired since the Accounts Date, excluding assets, property and rights used or transferred in the Ordinary Course of Business after the Accounts Date, and the Company has a valid lease, license or other right to possess or use all other tangible and intangible assets, properties and rights used in the Business.

7.6.2

No assets or Properties owned by the Company are subject to any pledges, charges, mortgages, pre-emption rights or other security interests, except as recorded in the Annual Accounts or arising by way of operation of applicable Law or such security interests that have been created in the Ordinary Course of Business after the Accounts Date, except as Fairly Disclosed. The legal confirmations of title to the Properties owned by the Company (fin: lainhuudatustodistus) and an extract from the register of mortgages (fin: rasitustodistus) are enclosed in Schedule 1.57.

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7.6.3	Except to the extent Fairly Disclosed, no assets of the Company are subject of any leasing, hiring or hire purchase agreement for payment on deferred terms or assignments or factoring.

7.6.4

Company’s assets comprise and the Company lawfully holds all the assets required to operate the Business in the manner and to the extent as conducted immediately prior to the Signing Date and Closing Date without the need to make additional investments or otherwise incur any additional costs other than the costs in respect of assets which have been Fairly Disclosed.

7.6.5

The Properties comprise all real property, land areas, buildings and premises owned by the Company that are material to the Business, and the information in respect of the Properties set out in Schedule 1.57 is accurate. To Sellers’ Knowledge the Properties are in compliance with applicable planning, zoning, building, fire, health and safety Laws and the Company has all mandatory building permits for the buildings owned by the Company.

7.6.6	The stock and inventory of the Company, including work in progress, are valued according to the Accounting Principles and Inventory Valuation Principles.

7.6.7	The Company has not sold any company, business, shares, or real property where there are outstanding obligations or warranty undertakings (express or implied) on the part of the Company.

7.6.8

The Disclosure Material includes complete and accurate details of all financial indebtedness of the Company and all Encumbrances relating to any financial indebtedness and other Encumbrances on any of the assets of the Company.

7.6.9	The profit of the Company as shown by the Annual Accounts has not been affected by any extraordinary or non-recurring item which is not consistent with the Ordinary Course of Business.

7.6.10

All material assets of the Company are in reasonably good and substantial repair and condition and fit for the purpose of the Business, having regard to their age and normal wear and tear, have been properly maintained, and are not dangerous or materially obsolete.

7.6.11

The Company has provided required security (including guarantees) under all project agreements entered into prior to the Closing Date, and obtained adequate project insurance policies in customary market terms and conditions, and, to the extent required by the project agreements or the project insurance policies, transferred relevant obligations and undertakings in terms of insurance applicable to subcontractors to such subcontractors.

7.6.12	No business mortgages (in Finnish: yrityskiinnitys) with respect to the Company exist, and consequently no business mortgages have been pledged.

7.6.13

The Company has not (i) received any unlawful distribution or other unlawful value transfer, or (ii) made any forbidden payment to its shareholders or any other Person or granted forbidden loans or furnished forbidden securities in contravention of any applicable Law.

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7.7	Compliance with Laws

7.7.1

The Company has complied and comply with all Laws and all permits, judgments and orders of any competent court or authority. The Company has not received any written notice of any claims, investigations or proceedings concerning breach of any Laws, or any court or authority permits, judgements or orders and no such claims, investigations or proceedings are pending or, to Sellers’ Knowledge, threatened against the Company.

7.7.2

Without prejudice to Section 7.7.1 above, the Company is not involved in the sharing of sensitive commercial information or agreements for the manipulation of markets, fixing of prices or bids with any competitor or potential competitor and to the Sellers’ Knowledge, there are no grounds on which the Company could be ruled by a governmental authority to be in breach of any applicable anti-trust or competition Laws. The Company is not bound by any non-competition undertakings or any agreement arrangement or concerted practice or carrying on any practice which in whole or in part may contravene or may be invalidated by any anti-trust, fair trading, dumping, state aid, consumer protection or similar legislation in any jurisdiction. There are no pending or to the Sellers´ Knowledge threatened proceedings or investigations regarding unfair competition practices of the Company.

7.7.3

The Company has duly obtained all applicable permits, approvals and authorizations which are required under applicable Law. All such permits, approvals and authorizations are in full force and effect, and to the Seller’s Knowledge, the execution of and the consummation of this Agreement will not cause any termination, revocation, suspension or modification of any such permits, authorizations or approvals.

7.7.4

Neither the Company, nor any of their directors, officers, employees or other representatives, has directly or indirectly, during the last five (5) years unlawfully given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to improperly influence business partners or other third parties or their representatives, and there are no situations with respect to Company during the last five (5) years which involved or involve the use of the Company’s funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, or the giving or receipt of any illegal discounts or rebates.

7.8	Anti-Corruption Law and Sanction Law

7.8.1	The Company is not and has not been:

(a)

subject to any sanctions pursuant to any Anti-Corruption Law, Sanction Law or any investigation, enquiry, action, claim, enforcement proceeding or prosecution relating to actual or alleged violation of any Anti-Corruption Law or Sanction Law;

(b)	directly and indirectly participating in any activity or transaction in breach of any Anti-Corruption Law or Sanction Law; or
(c)	directly and indirectly participating in any import or (deemed) (re-)export or activity or transaction connected with any purpose prohibited by Sanction Law.

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7.9	Intellectual Property

7.9.1	All Intellectual Property necessary to conduct the Business as it is currently conducted, or otherwise currently used in the Business, is owned, licensed to or otherwise lawfully held by the Company.

7.9.2	The Company has timely and duly paid all application and renewal fees due relating to all the registered Intellectual Property owned by the Company.

7.9.3	None of the Intellectual Property owned, licensed to or otherwise lawfully held by the Company is subject to any Encumbrances.

7.9.4

There is no claim of infringement, misuse, violation, or breach by the Company of any Intellectual Property owned or controlled by any other Person and, to the Seller’s Knowledge, no claim is threatened or expected.

7.9.5	The Company has entered into appropriate agreements with all its employees and/or consultants relating to the protection of confidential information, and trade secrets of the Company.

7.9.6

Any Intellectual Property created, produced or developed by the Sellers and Company’s employees, directors or consultants has been transferred in full to the Company, which exclusively owns all rights and title to, and interest in, such Intellectual Property, and there are no royalties, fees or other payment payable by the Company to Sellers or such employees, directors or consultants as a result of the ownership and there are no outstanding or, to the Seller’s Knowledge, threatened claims from employees, directors or consultants in relation to such Intellectual Property.

7.9.7

All know-how that has been developed by or on behalf of any of the Company, whether by employees, directors, consultants, or others, have been and are adequately protected under confidentiality undertakings or routines for access and use by unauthorized Persons. The Company has taken steps to document and record or otherwise maintain exclusivity of all the Company’s know-how and, to the Seller’s Knowledge, the Company is not dependent on any single employee, directors or consultant in order to utilize such know-how.

7.9.8

The Company is not obliged to disclose any confidential or proprietary industrial or commercial information or techniques of the Company nor any other know-how owned by the Company to any Person. To the Seller’s Knowledge, no confidential or proprietary industrial or commercial information or techniques of the Company nor any other know-how of the Company has been disclosed to any Person except in the Ordinary Course of Business and subject to customary confidentiality undertakings.

7.9.9

There are no pending or, to Sellers’ Knowledge, threatened applications, proceedings, litigation or other adverse claims affecting the Intellectual Property of the Company and the Company is not infringing, violating or breaching any intellectual property right of any third person or entity and, to Sellers’ Knowledge, no person or entity is infringing, violating or breaching any intellectual property right of the Company and the Company has not received any written notices from Persons alleging that the Company is in default under any license relating to any intellectual property right used by the Company.

7.10	Information Technology

7.10.1

The Company owns or has valid and sufficient licenses or other rights to use all software and information technology equipment and systems (including hardware) used in connection with the operation and conduct of the Business in the manner and to the extent as conducted immediately prior to the date hereof. The Company has not received any written notice alleging that it has not complied with applicable data protection Laws.

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7.10.2

The Company has not during the three (3) year period prior to the Closing Date (i) experienced a failure or breakdown of information technology that has caused any substantial disruption to the Business; or (ii) to the Seller’s Knowledge, been subject to unauthorized access, data breach, ransomware, successful system hacks, thefts of data or any other occurred cyberattacks or similar and, to the Sellers’ Knowledge, all software used in the Business is free from viruses and other programming code or programming instructions which may damage the software or data contained therein.

7.10.3

The Company has not given, or been given, written notice of termination of any intellectual property license agreement, and to the Seller’s Knowledge, no counterparty to any such agreement intends to give such notice.

7.10.4	All hardware and software used in Business is supported by reasonably adequate maintenance and support services.

7.10.5

The Company has in place procedures designed to prevent unauthorized access to, the introduction of viruses into, and the taking and storing on-site and off-site of back-up copies of the software and data contained in the information technology used by the Company. The Company is in the Ordinary Course of Business able to obtain access to all their data and information without undue delay upon request.

7.11	Data Protection

7.11.1

The Company has adequate policies and procedures, data processing documentation and appropriate technical and organizational measures, in place in respect of applicable data protection Laws (including also GDPR) and such policies, procedures and measures are properly enforced and maintained.

7.11.2	The Company has not received a notice or allegation from either the Data Protection Ombudsman or a data subject alleging non-compliance with the applicable data protection Laws (including also GDPR).

7.11.3	No individual has claimed damages from the Company for infringements of applicable data protection Laws (including also GDPR).

7.12	Authorization and permits

7.12.1	The Company has the licenses, permits and authorizations from relevant competent authorities necessary for the conduct of the Business as conducted on and until the Signing Date.

7.12.2

There are no pending, or to the Sellers’ Knowledge, threatened investigations or actions seeking the revocation or amendment of any licenses, permits or authorizations material for the conduct of the Business. All such licenses, permits and authorizations are in full force and effect.

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7.13	Contracts

7.13.1

Schedule 1.48 contains a list of the Material Contracts. The Material Contracts are valid and binding in accordance with their respective terms. The Company has not and, to Sellers’ Knowledge, none of the contracting counterparties of the Company has been or is in breach of any Material Contract. The Company has not received any written notice of breach or premature termination of any Material Contract. To the Seller’s Knowledge, the Material Contracts are applied in accordance with their respective terms and there are no practices or agreements (including implied understandings between the parties to the Material Contracts resulting in less beneficial terms or financial value for the Company) in respect of each of the Material Contracts. The Company is not a party to, or otherwise bound by any material agreement, undertaking or similar arrangement (whether written or oral and whether express or implied) other than the Material Contracts, which have been Fairly Disclosed in the Disclosure Material.

7.13.2

Except for reclamations, complains in respect of goods or services sold by the Company, complaints against any outstanding invoices issued by the Company, warranty claims or similar disputes with Company’s TOP15 customers set out in Schedule 7.13.2, as of the Signing, there are no outstanding reclamations, complains in respect of goods or services sold by the Company, complaints against any outstanding invoices issued by the Company, warranty claims or similar disputes with Company’s TOP15 customers pending in respect of which the Company has received written notice, nor, to Sellers’ Knowledge, are any such disputes threatened. If a customer has made an exact monetary reclamation, complaint or warranty claim, the aggregate amount or value of all such outstanding reclamations, complains in respect of goods or services sold by the Company, complaints against any outstanding invoices issued by the Company, warranty claims or similar disputes with Company’s (not limited to the TOP 15 customers) at the Signing and at the Closing does not exceed EUR 500 000.

7.13.3

To the Seller’s Knowledge, there are no grounds for or any allegations that grounds exist for the termination, avoidance, rescission, or repudiation of any Material Contract (excluding renewal processes).

7.13.4

To the Seller’s Knowledge, no counterparty is in default in the performance of any of its obligations under any Material Contract and no notice of termination or of intention to terminate has been received in respect of any of such agreements. To the Seller’s Knowledge, no such notice of termination is expected or threatening.

7.13.5

Except as Fairly Disclosed in the Disclosure Material, no Material Contracts may be terminated by the counterparty as a consequence of Closing, and, to the Seller’s Knowledge, the Transaction will not trigger any other changes or rights for the respective counterparties to the Material Contracts.

7.13.6	To the Seller’s Knowledge, the Company’s suppliers comply, in all material respects, with applicable Law.

7.13.7	The Company is not party to or bound by any agreement or other undertaking or arrangement which restricts its freedom to conduct its business and to compete.

7.13.8

There are no agreements or arrangements between a Seller or Seller’s Affiliate, on the one hand, and the Company, on the other hand, other than the agreements specified in Schedule 7.13.8. All agreements and transactions entered into by the Company listed in Schedule 7.13.8 have been made on arm’s length basis.

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7.13.9	Neither a Seller or Seller’s Affiliate owns any interest in any customer or supplier of the Company, or in any other any other legal person who has a commercial relationship with the Company.

7.13.10	There are no guarantees or similar commitments issued by the Company for the obligations of a Seller or Seller´s Affiliate.

7.13.11

Neither a Seller or a Seller´s Affiliate, nor any director, employee or family associate of any of the foregoing, has any claim for compensation or other claim whatsoever against the Company, and the Company is in no way indebted in any way towards an Seller or a Seller’s Affiliate; and there are no liabilities or obligations (contingent or otherwise) owed by the Company in respect of an Seller or Seller´s Affiliate, and no guarantees or similar commitments issued by the Company for obligations owed by a Seller or a Seller’s or Seller´s Affiliate.

7.14	Employment and Pensions

7.14.1

The Company has complied and comply with the Laws, employment agreements, pension agreements and collective bargaining agreements relating to employment, labor or working conditions, minimum salary requirements or other requirements arising from collective bargaining agreements or relationship between an employer and an employee applicable to them. No claims, investigations or proceedings concerning breach of any employment contracts, incentive arrangements, Laws or collective bargaining agreements are pending or, to Sellers’ Knowledge, threatened against the Company.

7.14.2	The Company has complied and comply with the Laws, regulations, other mandatory requirements with respect to health and safety.

7.14.3

Except as set out in Schedule 7.14.3 there are no profit-sharing, bonus schemes, incentive programs, option schemes, severance pay, deferred compensation arrangements, additional pension, or other additional benefits to employees or directors in excess of those provided by relevant Laws or collective bargaining agreements.

7.14.4

No employee or director of the Company is owed any amounts in respect of unpaid wages, incentives, bonuses or fringe benefits, except for the month or bonus period in which this Agreement is signed falls or holiday and similar accruals in the Ordinary Course of Business.

7.14.5	Temporary agency workers working for the Company from time to time have been working in accordance with employment terms required by applicable collective bargaining agreements.

7.14.6

The Company has complied with its obligations under applicable Law, employment agreements and collective bargaining agreements regarding salary and remuneration obligations towards student workers and trainees.

7.14.7

The Company has complied with its obligations under applicable Law, employment agreements and collective bargaining agreements regarding the employment contracts with minimum employment time per week (including for the sake of clarity contracts with minimum working time per week being zero hours) and part-time employment contracts.

7.14.8

Company’s pension arrangements and statutory insurance policies are in accordance with applicable Laws and the Company has fulfilled all of its obligations with regard to payment of pensions, pension premiums and insurance payments as stipulated in applicable agreements and by applicable Laws.

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7.14.9

Copies of the employment agreements of the Key Employees have been Fairly Disclosed. Neither the Sellers or the Company have made any commitment or agreement to increase the compensation to any employee or director or to modify the terms of employment of any employee or director since the Signing Date, except based on collective bargaining agreements, law or as Fairly Disclosed.

7.14.10

Except as set out in Schedule 7.14.10, there are no claims, investigations or proceedings pending or, to Sellers’ Knowledge, threatened against the Company or any of its employees or directors in respect of accidents, injuries, illness, disease or other harm to the health and safety of workers, contractors or any other persons and, except as set out in Schedule 7.14.10, there are to Sellers’ Knowledge no facts and circumstances which are likely to lead to any such claims, investigations or proceedings.

7.14.11

No Key Employee has given or been given a written notice of termination of the employment, director or service agreement between such Key Employee and the Company and no Key Employee has, to Sellers’ Knowledge, threatened such action.

7.14.12	No employee or director of the Company is entitled to any bonus or similar benefit payable by the Company on account of or due to the Transaction.

7.14.13

There are no, and the Company has not undertaken to enter into or grant any, loans to employees or directors, guarantees for liabilities of employees or directors or payments to any present or former employees or directors of the Company other than ordinary salary payments in the Ordinary Course of Business.

7.14.14

There are no, and have not during the last two (2) years been any, disputes between the Company and any of its employees, and there are no unresolved labor union grievances, unfair labor practices or labor arbitration proceedings pending or threatened relating to the Company. To the Seller’s Knowledge there are no circumstances which are likely to lead to such disputes.

7.14.15

All employees resigned from the Company during the period of two (2) years preceding the Signing Date have resigned based on their own intent without any coercion or similar measures from the Company representatives.

7.14.16

The Company is not liable to make any payment to any employee, director or former employee or director of the Company by way of damages or compensation for loss of office or employment, redundancy or unfair or wrongful dismissal, or pursuant to any agreement on termination of employment, early retirement or otherwise.

7.14.17

The pension plans applicable to current or former employees and directors of the Company have been Fairly Disclosed. The Company has timely and accurately reported the employees’ and or directors’ salaries and benefits to the relevant institutions for the calculation of pension premiums and social security contributions in compliance with mandatory applicable Law and collective agreements and all amounts due for payment by the Company to any insurance provider or otherwise in connection with any pension scheme have been fully paid. The Company complies, and have complied, with all its obligations towards its current and former employees and directors under pension agreements and arrangements.

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7.14.18

No hired personnel or consultants engaged by the Company now or in the past was or is to be qualified as employees of the Company. No employees employed by the Company on a temporary basis is entitled to permanent employment and none of these employees has asserted any such claim against the Company.

7.14.19	No former employee of the Company has any rights to re-employment by the Company.

7.14.20

The Disclosure Material contains information of each collective bargaining agreement, including material local collective bargaining agreements, which applies to the Company’s employees, and the Company has complied with all collective bargaining agreements by which it is bound. Save as Fairly Disclosed in the Disclosure Material, the Company is not bound by, and has not otherwise undertaken to apply, any collective bargaining agreement, works council or any other agreement with any trade union.

7.14.21

The Company has complied with its obligations under applicable Law, employment agreements and collective bargaining agreements regarding employment, cooperation, employment practices, working environment and working hours. Excluding as disclosed in Schedule 7.14.21, there is no current, pending or, to the Seller’s Knowledge, threatened claim in writing or labour litigation or industrial action (including but not limited to strike, blockade and lock-out) in respect of the Company, and there has been no such litigation or industrial action during the three (3) year period prior to the Signing Date. There is no current or pending dispute or conflict with any present or former employee, director, trade union or consultant of the Company, and there has been no such dispute during the three (3) year period prior to the Signing Date, and there is, to the Sellers’ knowledge, no circumstance which is reasonably likely to result in such a dispute or conflict.

7.14.22

All vacation pay and pension entitlements on salary, bonus, incentives, benefits or other variable salary or compensation have been fully paid by the Company in accordance with applicable Law and collective bargaining agreements, or to the extent existing as per the Closing Date, have been reflected in the Closing Accounts in accordance with the Accounting Principles.

7.14.23	The Company has complied with its obligations under provisions of Working Time Act (872/2019, as amended) and Annual Holidays Act (162/2005, as amended).

7.14.24

The Company has been fully compliant with applicable rules regarding the governmental grant for short-term work, including the prohibition to pay out dividends, and have accordingly not taken any measures resulting in any repayment obligation, penalty fee, injunction or similar sanction in relation to any governmental body.

7.14.25

The Company has no other incentive or bonus schemes besides bonus schemes ending on 30 September 2024 and amounts paid or to be paid under the schemes (or any separately decided other incentive or bonus payments), which have ended on 30 September 2023 are fully recorded in the Annual Accounts.

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7.15	Environment

7.15.1

The Company has complied with all terms and conditions of environmental licenses and permits applicable to the Company and the Company has not received any written notice of any non-compliance with such licenses and permits.

7.15.2

To Sellers’ Knowledge, the Company has no reason to expect any notice from relevant governmental entities that any of the environmental licenses or permits of the Company will be revoked, cancelled, withdrawn or substantially amended.

7.15.3

The operations of the Company are and have been in conformity with applicable environmental Laws, rules and regulations, including without limitation in respect of soil or water contamination relating to land or real property currently or previously owned, leased or used by the Company.

7.15.4

There is no claim or investigation relating to any alleged breach by the Company of any environmental law or environmental permit, and none is, to the Seller’s Knowledge, pending or threatened. To the Seller’s Knowledge, there are no circumstances which are likely to lead to such claims or investigations.

7.15.5

The Company is not liable to remedy any contamination of land or water areas, ground water, buildings, or structures or liable for the disposal of any waste or substance capable of causing pollution or contamination, harm or damage to property, people’s health or the environment.

7.15.6

Excluding as disclosed in Schedule 7.15.6, the Properties have not been used for the handling, processing, treatment, storage or disposal of dangerous substances or other waste during the five (5) years preceding the Signing Date. Excluding as disclosed in Schedule 7.15.6, there are no tanks or other storage receptacles (in each case under or above the ground) for the storage of dangerous substances at such land and buildings.

7.15.7	To Sellers’ Knowledge, there is no asbestos present in the Properties, except as Fairly Disclosed.

7.16	Subsidies and Grants

7.16.1

The Company has not received any governmental subsidies or other form of public financial support, grants, guarantees or benefits which will be reclaimed or be subject to claw-back due to the change of ownership in the Company resulting from the Transaction.

7.17	Litigation and disputes

7.17.1

Except as specified in Schedule 7.17.1, no claims, lawsuits, actions or investigations or legal, administrative, arbitration or other proceedings (including but not limited to liquidation, receivership and other similar proceedings) are pending or, to Sellers’ Knowledge, expected or threatened against the Company.

7.17.2

Excluding as disclosed in Schedule 7.17.2, to the Seller’s Knowledge there are no circumstances which are likely to lead to such claims, actions, lawsuits, administrative, governmental, arbitration or other legal proceedings or investigations.

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7.17.3

To the Seller’s Knowledge, no audit, investigation, or enquiry is being or has, during the three (3) years’ period prior to the Signing Date, been conducted by any governmental entity in respect of the affairs of the Company, nor is any such investigation, to the Seller’s Knowledge, pending or threatened or expected, except as Fairly Disclosed.

7.18	Insurance

7.18.1

Copies of the terms of the Company’s insurance policies have been Fairly Disclosed. The Company has fulfilled all their obligations and paid the premiums under any of their insurance policies when due, and all insurance policies taken by the Company are in full force and effect, and there has been no act or omission that could make any such insurance policy void or voidable. To Sellers’ Knowledge, the Company’s insurance policies are issued by financially sound insurance companies. The insurance policies currently in effect in respect of the Company cover the Business and all assets and risks of the Company and to Sellers’ Knowledge, provide the types and amounts of insurance coverage normal and customary for similar companies, assets, risks and businesses in Finland.

7.18.2	Insurance policies of the Company meet the requirements of applicable Laws and applicable collective bargaining agreements.

7.19	Intermediaries and Transaction Costs

7.19.1	No broker, finder, advisor, or intermediary will be entitled to any fee, commission or other payment of any nature from the Company in connection with the Transaction or the completion thereof.

7.19.2	The Company has not incurred, not paid, does not owe and/or has not been invoiced and will not be invoiced any Transaction Costs.

7.20	Absence of Certain Events

7.20.1

During the period between the Accounts Date and the date of this Agreement, the Company has conducted the Business in the Ordinary Course of Business, and in particular the Company has not (save for such actions taken or omitted to be taken in the Ordinary Course of Business or as required for the transactions set out in this Agreement):

(i)	sold, pledged or otherwise encumbered any material asset or granted any guarantee or similar commitment;

(ii)	waived any claims or rights, or settled any material claims, disputes or litigations;

(iii)

taken any additional borrowing or other indebtedness in excess of EUR 150 000 or given any guarantee, indemnity or given any other commitment to secure any obligation of any third party or created any security interest over any of its assets or undertaking in excess of EUR 300 000;

(iv)

booked any revenue which should have been deferred in conformity with the Accounting Principles, accelerated any collection of accounts receivable or booked any costs or made charges internally contrary to the practices as conducted on the date hereof;

(v)

made any changes to accounting systems, policies, principles or practices of the Company or to cash management policies (including collection of receivables and payment of account payables and making of prepayments or other advances) of the Company;

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(vi)	terminated or changed any relationship with any counterparties under the Material Contracts in a manner that negatively affects the Company’s activities; or

(vii)	become prevented from continuing their activities due to destruction of or damage to any significant property or assets of the Company.

7.21	Tax

7.21.1

The Company has filed all Tax returns, reports, and other filings required to be filed with the relevant authorities in due time and have paid, withheld or collected all Taxes due in accordance with such returns, reports and filings, or as otherwise required by Law or competent authorities. All such Tax returns, reports, and filings are true, accurate, complete and correct as required by applicable Law. No authority has granted any waiver of or extension to any time period or limitation relating to the filing of any Tax returns or reports or to any payment, withholding, collection or assessment of any Taxes of the Company.

7.21.2

The Company is not involved in or subject to any audit, reassessment, investigation, dispute or litigation relating to any Taxes and, to Sellers’ Knowledge, there is no such audit, investigation, dispute or litigation expected, pending or threatened against the Company.

7.21.3

All Taxes (including preliminary Tax) which the Company has been required to pay, withhold or deduct have been duly and timely paid, withheld or deducted in time, and for any other Taxes which are attributable to any period prior to (and including) the Closing Date, full reserves have been made in the Annual Accounts, and the Company is not liable at Closing to any penalty interest, supplement, fine, default, surcharge or other similar payment in connection with such.

7.21.4	No Taxes will arise for the Company attributable to the period between the Signing Date and Closing Date which are not in the Ordinary Course of Business.

7.21.5	The Company has been timely, duly and correctly registered for all applicable Taxes in all applicable jurisdictions.

7.21.6

The Tax returns of the Company have been assessed and approved by the Tax authorities through the Tax years up to and including the years for which such assessment and approval is required, and the Company is not subject to any dispute with any Tax authority.

7.21.7

The Company maintains complete and accurate books, records, and other information in relation to Taxes to enable the Company accurately to calculate its liabilities to, or relief from, Taxes, including upon any disposal of any assets owned by it as per the Closing Date.

7.21.8	The Company has not been involved in any transactions where the sole purpose of any such transactions could be considered as Tax avoidance.

7.21.9	The Company will not, as a result of the Transaction, become liable for Taxes of a Seller or a Seller’s Affiliate.

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7.22	Product liability

7.22.1	All products manufactured, supplied or sold and all services delivered by the Company comply with the regulations and standards applicable for their intended use.

7.22.2

During the 24-month period prior to Signing Date and Closing Date, no individual product liability claim have been made against the Company in relation to any product manufactured, sold or supplied or services delivered by the Company.

7.23	Nature of Disclosure

7.23.1

Sellers have prepared and compiled, and have instructed the Company to prepare and compile, the Data Room Materials in good faith for purposes of the Due Diligence Review considering the nature and scope of the Transaction and, to the Sellers’ Knowledge, the Data Room Materials were, when provided, materially correct as to factual matters and not misleading (including by omission) and do not contain any untrue statement of a material fact. To Sellers’ Knowledge, there is no information which could reasonably be expected to be material to a buyer of the Shares in respect of the Company or the Business that has not been Fairly Disclosed.

7.24	No Other Warranties

7.24.1

It is specifically stated and agreed that Sellers have not made, and Buyer has not relied on, any other expressed or implied warranties regarding Sellers, the Shares, the Business or the Company, than those contained in this Section 7 (which exclude, for the sake of clarity, all other expressed or implied warranties, whether statutory or otherwise). Without limiting the generality of the foregoing, Sellers have not made any warranty to Buyer with respect to, and assume no liability towards Buyer based on, any financial or other projection, forecast, or estimate of any future development or event (including any general market information or market development, matter of opinion, evaluation, assessment of business potential, anticipated future performance, prospects, or similar matter) relating to the Company, whether or not such projection, forecast, or estimate has been included in the Disclosure Material. With respect to any projection, forecast or estimate that may have been delivered or communicated by or on behalf of Sellers, their Affiliates or advisors to Buyer, its Affiliates or their advisors (as part of the Disclosure Material or otherwise), Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections, forecasts, and estimates, (b) it is familiar with such uncertainties, (c) it is taking full responsibility for making its own evaluation of all such projections, forecasts and estimates so furnished to it and (d) it will not hold any Seller (or their Affiliates, directors, officers, employees, agents or advisors) liable with respect thereto.

8	BUYER’S WARRANTIES

8.1.1	Buyer hereby gives the following warranties to Sellers as of the Signing Date and as of the Closing Date:

8.2	Organization

8.2.1	Buyer is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to carry on its business.

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8.3	Power and Authority

8.3.1

Buyer has full legal and corporate power and authority to enter into this Agreement and to consummate the Transaction. The execution of this Agreement, the consummation of the transactions contemplated hereunder and the fulfillment of the terms hereof by Buyer do not result in a breach of the articles of association of Buyer or any resolution adopted by the general meeting of shareholders, the board of directors or other similar body of Buyer, or, excluding conditions precedent in Section 5.1.1, require any consent or approval of any shareholders, partners or financiers of Buyer or its ultimate parent company, which consent or approval has not been obtained. This Agreement constitutes a binding obligation of, and is enforceable against, Buyer in accordance with its terms and conditions.

8.4	Solvency and Financing

8.4.1

Buyer is not insolvent, nor has it discontinued making payments in general or filed a petition for its winding-up, bankruptcy, administration or solvent liquidation, and no other person has filed such petition or a petition for the forced sale of any part of the assets of Buyer.

8.4.2

Buyer has arranged sufficient financing for the consummation of the Transaction, including but not limited to the payment of the Final Purchase Price and any transfer taxes in full, and such financing is not subject to or conditional upon any conditions or circumstances beyond the control of Buyer.

8.5	Authority Approvals

8.5.1	With the exception of permission set out in Section 5.1.1(d), the Buyer has investigated and identified no necessary Authority Approvals required for consummation of the Transaction.

8.6	No Breach of Warranties

8.6.1	Excluding the individual items set out in Section 10, the Buyer does not have any knowledge that any Seller would be in breach of any of the Warranties.

9	REMEDIES

9.1	Buyer’s Remedies

9.1.1	Sellers’ liability relating to the Transaction is exclusively governed by this Agreement.

9.1.2

Subject to the limitations set out in Section 9.2 below, and save for any breach for which liquidated damages apply under this Agreement, Buyer is entitled to compensation on a euro-for-euro basis for the amount of any damage, loss or cost (including costs and expenses reasonably incurred in connection with the recovery thereof) actually incurred by Buyer or the Company as a result of a breach of any of the Warranties (including also breach(es) of Warranties included in the Bring Down Disclosure, if not agreed otherwise between the Parties) or any other terms of this Agreement giving rise to a Claim but excluding any indirect damage, loss and cost that is not a reasonably foreseeable consequence of such breach (the “Loss”). Except for as stated in Section 9.2.7.1, any liability of Sellers hereunder is several and not joint. If several Sellers are liable to indemnify Buyer due to a breach hereunder, the liability will be divided among such Sellers in proportion to their entitlement to the Purchase Price hereunder.

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9.1.3

Any amount payable to Buyer under this Section 9 will be treated for all purposes as a reduction of the Final Purchase Price. This remedy is the sole and exclusive remedy available to Buyer for the Breach of Warranties by the Sellers. No remedy under the Finnish Sale of Goods Act (355/1987, as amended) or the United Nation Convention on Contracts for the International Sale of Goods is available to Buyer as regards the breach of Warranties by the Sellers, save for as agreed in Sections 3.2.2 and 9.2.7.1–9.2.7.2 in relation to escrow and save as specifically agreed in this Agreement).

9.2	Limitations of Liability

9.2.1	Monetary Limitations

9.2.2

Buyer’s right to indemnification for all Losses for a breach of Warranties under this Agreement is limited to 50 % of the Final Purchase Price payable to the breaching Seller pursuant to Section 3.1, which constitutes the maximum aggregate liability towards Buyer for a breach of Warranties, provided, however, that with respect to breaches of the Fundamental Warranties, the maximum liability of each breaching Seller shall be the Final Purchase Price payable to the breaching Seller pursuant to Section 3.1.

9.2.3

Except for Fundamental Warranties, Buyer is not entitled to make a Claim for a breach of Warranties and no liability in respect of any Claim for a breach of Warranties by Buyer exists for any Loss unless such Loss, or the aggregate amount of such Losses exceeds EUR 300 000. If the aggregate amount of Losses exceeds such threshold, Buyer has the right to indemnification for its Losses from the first euro.

9.2.4

No individual Loss, or series of Losses arising from substantially identical facts or circumstances, the amount of which is less than EUR 35 000 will be taken into account when establishing the amount of a Loss or the aggregate amount of Losses.

9.2.5	Time Limitations

Buyer is not entitled to make a Claim for a breach of Warranties and no liability in respect of any Claim for a breach of Warranties by Buyer exists, unless notice in writing of any such Claim, accompanied by reasonable relevant particulars thereof specifying the nature of the breach, the amount claimed in respect thereof and all such other information, to the extent available to Buyer or the Company, as is reasonably necessary for assessing the merits of the Claim, has been given to the Sellers within ninety (90) Business Days from the date that the Buyer became aware of the Loss or its grounds, and in any event not later than twenty-four (24) months form the Closing Date, except for claims based on:

(i)	the Fundamental Warranties, where a Claim shall be presented within seventy-two (72) months after Closing Date;

(ii)

Section 7.21 (Tax), for which a Claim must be made no later than sixty (60) days after the expiry of the applicable statutory limitation period with respect to the taxes or a final and binding assessment decision by the tax authorities, or a final ruling by a competent court, whichever occur the latest; or

(iii)	Section 7.15 (Environment), where a Claim shall be presented within thirty-six (36) months after the Closing Date.

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9.2.6	General Limitations

Without prejudice to any other limitations hereunder, Buyer shall not be entitled to make a Claim or to recover or receive any compensation for any damage, loss or cost hereunder to the extent:

(i)

any payment, restitution or reimbursement under this Agreement is made more than once in respect of the same Loss (whether based on the same or a different Warranty or other provision under this Agreement), provided that compensation may be paid in one or more installments based on the same Loss;

(ii)	that a risk, fact, matter, occurrence or event giving rise to the Claim for breaches of the Warranties was Fairly Disclosed;

(iii)

it is covered by insurance or would have been so covered if the insurance policies of the Company had been maintained after the Closing on no less favorable terms than those existing on the Closing Date;

(iv)	it is covered on a euro-for-euro basis by a specific reserve, allowance or other provision in the Annual Accounts;

(v)	it would not have occurred but for any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request or with the approval of the Buyer;

(vi)

it would not have occurred but for, or has increased or not reduced as a result of, (i) any voluntary act, omission or transaction outside the Ordinary Course of Business (including, but not limited to, any change in accounting or tax policy or practice, provided, however, that if such change was necessary in order to remedy any issues in those accounting or tax policies or practices discovered by Buyer or any person acting on behalf of Buyer after Closing in order to properly apply the Accounting Principles or comply with Laws, Buyer shall remain entitled to make a Claim subject to the other limitations set forth herein) of Buyer or any person deriving title from Buyer or (ii) any failure by Buyer or any person deriving title from Buyer to take commercially reasonable actions to mitigate the damage, loss or cost;

(vii)

it is deductible from any Taxes or relates to an untaxed reserve, in which case any damage, loss or cost hereunder shall be reduced by the amount of any actual net savings in Taxes (after taking into account the Tax consequences of the relevant compensation to Buyer or the Company received hereunder);

(viii)

it is contingent and not an actual liability that is due and payable provided, however, that this does not restrict or prevent Buyer from making a Claim with respect to contingent damage, loss or cost within the time periods set forth in Section 9.2.5 and to finalize such Claim when such contingent damage, loss or cost ceases to be contingent; or

(ix)

the Claim occurs as a result of the passing of, or change in, any legislation, regulation or administrative practice of any governmental or other regulatory body not in force at the date hereof or on the Closing Date, or which takes effect retrospectively, provided, for the avoidance of doubt, that potential changes in practices of tax authorities shall not limit the Buyer’s right to make a Claim under Warranties contained in Section 7.21 (Tax).

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9.2.7	Escrow Arrangement

9.2.7.1

If the Buyer presents a Claim for Loss (including also any claims under Section 9.5) or Claim under Section 10 prior to the release of the Escrow Amount according to the Escrow Agreement, each Seller shall be jointly and severally liable for the fulfilment of a Final Settlement agreement (joint release notice) or arbitral award based on such Claim to the extent the amount of Loss awarded equals or is less than the Escrow Amount and can be set off from the Escrow Account. Any payment of a Final Settlement agreement (joint release notice) or arbitral award from the Escrow Amount, is considered a payment by each of the Sellers pro rata to the amount of Final Purchase Price actually received by them. “Final Settlement” shall mean a settlement between the Buyer and any or all Sellers.

9.2.7.2

In case the Buyer notifies the Escrow Agent, pursuant to the Escrow Agreement section 3.4.1 and 3.4.3, to block the amount in escrow, the Buyer shall present its claims to the Sellers in writing and specifying the grounds of such claim and the sections of this Agreement that have been, according to the Buyer, breached (hereinafter “Escrow Claims”). In case no Final Settlement is reached, then the Buyer shall, within twenty-seven (27) months from the Closing Date, present its Escrow Claims in arbitration pursuant to Section 12.12 in this Agreement. In case there is no arbitration on the Escrow Claims pending within twenty-seven (27) months from the Closing Date, then the Purchaser shall be considered to have given up and finally lost its right to present Escrow Claims and the funds shall be released to the Sellers.

9.2.7.3

In case the Adjustment Amount is negative (i.e. the Sellers shall pay the Adjusted Amount to the Buyer) and has been finally determined in accordance with Sections 3.4 and 3.5 and the Sellers have failed to pay the Adjusted Amount to the Buyer, the Buyer has the right, but no obligation, to set off the Adjusted Amount from the Escrow Account.

9.2.7.4

For avoidance of doubt, the existence and use of the escrow arrangement shall not limit Buyer’s rights and remedies, for instance claim damages after the release of escrow funds or for damages exceeding the amount of escrow funds, under the Agreement and the applicable law.

9.3	Sellers’ Remedy

9.3.1

Buyer shall as from the Closing Date indemnify and hold Sellers harmless against any and all Loss actually suffered or incurred by Sellers arising out of or resulting from any breach by Buyer of this Agreement. The Sellers shall present any claims to the Buyer based on this Agreement within twenty-four (24) months after the Closing Date.

9.4	Fraud, etc.

9.4.1

Nothing in this Agreement operates to exclude or limit any liability of any Party in respect of breaches of this Agreement due to fraud, gross negligence or willful misconduct of such Party. For the avoidance of doubt, with respect to any Sellers who have not breached this Agreement due to fraud, gross negligence or willful misconduct, the limitations set forth in this Agreement will remain in full force and effect.

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9.5	Third Party Claims

9.5.1

In case a Third Party Claim would arise that could reasonably be expected to lead to Buyer making a Claim (other than a Claim for breach of Warranties), any negotiation, dispute, or litigation thereto with any third party shall be handled by Buyer. Buyer shall, in order to maintain the right to bring a Claim against Sellers in relation to the Third Party Claim:

(i)

as soon as practicably possible, but in any event within forty-five (45) days from the date the representatives of Buyer or the Company first became aware of the Third Party Claim, give notice thereof in writing to the Sellers;

(ii)

not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto, without obtaining the prior consent of the Sellers in writing (such consent not to be unreasonably withheld, delayed or conditioned);

(iii)	in any action resist, defend and appeal such Third Party Claim taking into account all commercially reasonable interests and proposals of Sellers prior to taking or omitting to take any action; and

(iv)

subject to the receipt by Buyer of a standard confidentiality undertaking, allow Sellers and their advisors access to relevant information to investigate the matter or circumstance alleged to give rise to a Third Party Claim and whether and to what extent any amount is payable in respect of such Third Party Claim, provided that Buyer shall not be required to provide access to relevant information under this Section 9.5.1(iv) where to do so could be reasonably be expected to prejudice any ongoing, threatened or potential Claim Buyer has or may have against any of Sellers.

9.5.2

Upon written request by Buyer, Sellers shall undertake commercially reasonable efforts to co-operate in any negotiations, dispute or litigation in relation to a Third Party Claim taking into account potential deadlines and time limits for Buyer (to the extent such have been communicated by Buyer to Sellers reasonably in advance) to respond to offers for settlement and litigation and arbitration submission deadlines.

9.5.3

If Sellers have made any payment to Buyer as a settlement of any Claim and Buyer has the right to recover from any third party any amount payable as a result of facts or circumstances forming the basis of such Claim, then Buyer shall, or shall cause that the Company shall, at the sole discretion of Buyer, either assign that right to Sellers or Buyer or the Company, as applicable, or pursue the said recovery in a manner jointly agreed by Buyer and the Sellers (in which case the costs of so pursuing the recovery shall be borne by Sellers) taking into account the commercial interests of Buyer and / or the Company, and account to Sellers for any monies or property recovered.

9.5.4

Notwithstanding any of the foregoing, Sellers shall have no obligation to satisfy any Claim in respect of any Third Party Claim before the matter is subject to a final settlement or a final non-appealable decision.

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10	SPECIFIC INDEMNITIES

10.1

Except for as stated in Section 9.2.7.1 in relation to joint and not several liability, the Sellers shall severally and not jointly fully indemnify and hold harmless the Buyer and/or, at the Buyer’s sole discretion, the Company, for and against all actions, claims, demands, sanction and penalties by authorities, liabilities, Taxes, losses, damages, costs, fees (including fees of legal counsel and other external advisers) and expenses suffered or incurred by the Company directly in connection with:

(i)	Company’s breaches of / non-compliance with/in:

(a)

the applicable collective bargaining agreements on the part of local agreements on working hours bank, as it comes to provisions on (i) maximum regular daily and weekly working hours; (ii) impact of the disability to work for the use of working hours bank leave and (iii) principles on organizing regular daily and/or weekly working hours;

(b)	Local on-call agreements with blue collar employees to the extent they deviate from the applicable collective bargaining agreements;
(c)	provisions of the Act on Co-operation Proceedings within Undertakings (1333/2021, as amended);
(d)	provisions related to lay-offs/compliance with Employment Contracts Act (55/2001, as amended) or applicable collective bargaining agreements as it comes to lay-off procedures; or
(e)	provisions of applicable collective bargaining agreements and local agreements related to salaries and working time.

(ii)	Company’s non-compliance with or breaches of applicable data protection Law (including also GDPR) as it comes to:

(a)	absence of appropriate transfer mechanism related to data transfers to the USA; or
(b)	insufficient fulfillment of evaluation requirements in balancing tests.

10.2

The Buyer shall re-evaluate grounds of lawfulness of processing of personal data (pursuant to GDPR article 6) and to perform necessary balancing tests to the extent where the grounds for processing of personal data is legitimate interest as soon as practicable after the Closing Date.

10.3

The Sellers undertake to purchase any accounts receivable included in the Closing Accounts (for an amount equaling the principal and accrued overdue interest) after they have been overdue for hundred and twenty (120) days from the date of such invoice.

10.4

No limitations of Sellers’ liability set out in this Agreement shall apply to this Section 10. However, the maximum liability of each breaching Seller under this Section 10 shall be the Final Purchase Price payable to the breaching Seller pursuant to Section 3.1 and any claims made based on this Section 10 shall be made by the Buyer within twenty-four (24) months from Closing Date.

11	CERTAIN UNDERTAKINGS

11.1	Confidentiality

11.1.1

The Parties shall keep, and shall cause their respective Affiliates and advisors to keep, the contents of this Agreement, the transactions contemplated hereunder and any negotiations and possible proceedings in relation hereto confidential indefinitely, except as required for the consummation of this Agreement, or by any Laws, rulings of competent courts or authorities, or any applicable stock exchange rules.

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11.1.2

Buyer undertakes not to disclose or use any Confidential Information regarding Sellers or, until and including the Closing Date, the Company, and Sellers undertake not to disclose or use any Confidential Information regarding Buyer or, after the Closing Date, the Company, unless (i) required to do so by any Laws, rulings of competent courts or authorities, or any applicable stock exchange rules, (ii) such disclosure has been consented to by the other Party, or (iii) such information is in the public domain through no fault of the relevant Party.

11.1.3	All non-mandatory press releases and other public relations activities of the Parties in relation to this Agreement and the Transaction are subject to mutual prior approval of the Parties.

11.1.4

The Parties acknowledge and agree that the obligations under all previous confidentiality undertakings between the Parties relating to the Transaction made prior to the date of this Agreement shall terminate with immediate effect on the date following the Closing Date.

11.2	Retiring Directors

11.2.1

Buyer undertakes to procure that, at the next annual general meeting of the Company, those directors in the Company who have resigned or have been replaced prior to or in connection with the Transaction are granted discharge from liability for their management and administration until the Closing Date (or the earlier date of their resignation), unless the auditor recommends against it.

11.3	Non-Compete and Non-Solicitation Undertaking

11.3.1

For a period of twenty-four (24) months from the Closing Date, Sellers shall not, and shall procure that their Affiliates will not, in any capacity whatsoever, either directly or indirectly, engage in any activity which competes with the Business. The same shall apply to any direct or indirect soliciting of the Company’s customers, suppliers or other contracting parties, to leave or terminate the business relationship with the Company.

11.3.2

Should a Seller breach the non-competition undertaking in Section 11.3.1, which breach has not been fully and permanently remedied within thirty (30) calendar days from the receipt of a written notice to such effect, the Seller shall, upon the Buyer’s request, pay to the Buyer, as liquidated damages an amount equal to EUR 1 000 000 for each breach. Regardless of the aforementioned, if the amount of the damages suffered by the Buyer as a result of such breach exceeds the amount of the liquidated damages, the Seller shall compensate to the Buyer the damages incurred. In any case the maximum liability of the breaching Seller shall be 50 % of the Final Purchase Price payable to the Seller pursuant to Section 3.1.

11.3.3

For a period of twenty-four (24) months from the Closing Date, Sellers shall not, and shall procure that their Affiliates will not, in any capacity whatsoever, either directly or indirectly, solicit or otherwise seek to cause any Key Employee of the Company to terminate his / her employment contract or service relationship with the Company. However, none of Sellers shall be precluded from considering and accepting an application from a person in response to a recruitment advertisement published generally, an unsolicited approach by such person or as a result of non-targeted recruitment campaign.

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11.3.4

Should a Seller breach the non-solicitation undertaking in Section 11.3.3, which breach has not been fully and permanently remedied within thirty (30) calendar days from the receipt of a written notice to such effect, the Seller shall, upon the Buyer’s request, pay to the Buyer, as liquidated damages an amount equal to EUR 1 000 000 for each breach. Regardless of the aforementioned, if the amount of the damages suffered by the Buyer as a result of such breach exceeds the amount of the liquidated damages, the Seller shall compensate to the Buyer the damages incurred. In any case the maximum liability of the breaching Seller shall be 50 % of the Final Purchase Price payable to the Seller pursuant to Section 3.1.

12	MISCELLANEOUS

12.1	Notices

12.1.1

All notices, demands and other communication arising out of or relating to this Agreement are to be made in writing in the English language and sent by first class mail or e-mail to the relevant Party at the following address or e-mail or at such other address, or e-mail which has been provided in accordance with this Section 12.1. Notices and other communication will be deemed to have been received by the relevant Party (a) on the third (3rd) Business Day after the day of mailing if sent by first class mail; or (b) on the day of transmission if sent by e-mail, provided that no notice of unsuccessful transmission has been received.

If to Buyer:	TD Finland Holding Oy

address:	Eteläesplanadi 22A, 00120 Helsinki

e-mail:	blommaert.kris@Twindisc.com; and knutson.Jeff@twindisc.com

attention:	Kris Blommaert and Jeff Knutson

with a copy (which does not constitute a notice) to:

HH Partners, Attorneys-at-law Ltd.

address:	Eteläesplanadi 22A 00120 Helsinki

e-mail:	miika.erkkila@hhpartners.fi

attention:	Miika Erkkilä

If to Sellers:

to:	Timo Salli

address:	[***] [***]

e-mail:	[***]

and

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to:	Jouko Salli

address:	[***] [***]

e-mail:	[***]

with a copy (which does not constitute a notice) to:

Eversheds Attorneys Ltd

address:	Fabianinkatu 29 B 00100 Helsinki

e-mail:	harri.tolppanen@eversheds.fi

attention:	Attorney Harri Tolppanen

12.2	Costs

12.2.1

The Parties shall bear their own costs and expenses in connection with the preparation and completion of the transactions contemplated hereunder, including all fees and expenses of investment bankers, advisors, counsel and accountants; provided, however, that the foregoing does not prevent a Party to recover costs and expenses incurred in connection with the transactions contemplated hereunder from another Party in the event of a breach by such other Party of this Agreement.

12.3	Books and Records

12.3.1

Buyer shall for a period set forth in Law retain, the books, records and documents of the Company to the extent they relate to the period prior to the Closing Date and shall allow the Sellers’ or their nominee (subject to the receipt by Buyer of a standard confidentiality undertaking) reasonable access to such books, records and documents, if and to the extent required for Sellers to comply with applicable Law.

12.4	Schedules Incorporated

12.4.1	Each Schedule to which reference is made herein and which is attached hereto will be deemed incorporated in this Agreement by such reference.

12.5	Entire Agreement

12.5.1

This Agreement represents the entire understanding and agreement between the Parties with respect to its subject matter and supersedes all prior agreements, understandings, negotiations and communications relating to such subject matter unless otherwise specifically stated in this Agreement. No Party is liable to another Party or to any third party for any promise, representation, warranty, covenant, provision or practice except as specifically stated in this Agreement.

12.6	Interpretation

12.6.1	The fact that a Party has drafted or participated in drafting this Agreement or any provisions hereof does not in any way affect the interpretation of this Agreement to the disadvantage of such Party.

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12.6.2	The headings and the table of contents of this Agreement are for convenience of reference only and do not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

12.7	Amendments and Waivers

12.7.1

Any amendment to or waiver of this Agreement is to be made in writing and will have no effect before signed by the duly authorized representatives of all Parties or, in the case of a waiver, by the Party waiving compliance with this Agreement.

12.7.2

Failure by any Party at any time to require performance of any provisions of this Agreement does not in any manner affect its right to enforce the same, and the waiver by any Party of any breach of any provision of this Agreement is not to be construed to be a waiver by such Party of any succeeding breach of such provision or waiver by such Party of any breach of any other provision hereof.

12.8	Severability

12.8.1

If any provision of this Agreement is declared to be invalid or unenforceable, the remaining provisions of this Agreement will not be affected thereby but will remain in full force and effect and binding upon the Parties. Without limiting the aforesaid, the Parties shall attempt through negotiations in good faith to replace the invalid or unenforceable provision with a provision closest to the mutually intended meaning of such provision and the spirit of this Agreement. The failure of the Parties to reach an agreement on a replacement provision does not affect the validity of the remaining part of this Agreement.

12.9	Assignment

12.9.1

This Agreement and the rights and obligations hereunder are binding upon and inure to the benefit of the Parties and their respective legal successors and are not assignable, otherwise transferrable (whether directly or indirectly) and shall not be Encumbered by any Party without the other Parties’ prior consent in writing.

12.9.2	Buyer may assign its rights and transfer its obligations under this Agreement to:

(a)	any of its Affiliates, provided that the Buyer shall remain liable on a joint and several basis for the due and proper fulfilment by such Affiliate of all obligations under this Agreement; or
(b)	a purchaser of the Business (or any part thereof) of the Company; provided however that the Sellers irrevocably grant their consent, in advance and in writing, to the Buyer for purposes of such assignment (or transfer). An assignee (or transferee) may itself make an assignment (or transfer) as if it were the Buyer under the conditions set forth in this Section 12.9.

12.10	Transfer Taxes

12.10.1

Buyer is liable to pay all transfer taxes levied in connection with the Transaction under this Agreement and for filing all necessary tax returns, forms and similar with the appropriate tax authorities.

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12.11	Governing Law

12.11.1	This Agreement is governed by and construed in accordance with the Laws of Finland excluding the application of its conflict of law rules.

12.12	Arbitration

12.12.1

Any dispute, controversy or claim arising out of or relating to this Agreement or the transactions contemplated herein, or the breach, termination or validity thereof will be finally settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce.

12.12.2	The number of arbitrators is three (3). The place of arbitration will be Helsinki and the language of arbitration will be English.

12.12.3

The Parties undertake to procure that all arbitration proceedings conducted in accordance with this Agreement shall, subject to applicable Laws, rulings of competent courts or authorities, or any applicable stock exchange rules, be kept confidential. This undertaking shall cover, inter alia, all information disclosed during the course of such proceedings as well as any decision or award made or declared by the arbitral tribunal.

12.13	Counterparts of Agreement

12.13.1	This Agreement has been executed in three (3) identical counterparts, one (1) for each Seller and one (1) for Buyer.

[Signatures on the following page.]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

TD FINLAND HOLDING OY

Name:	Kris Blommaert
Title:	Sole member of Board of Directors

	Timo Salli	Jouko Salli by Power of Attorney Timo Salli

[Parent company guarantee on the following pages.]

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PARENT COMPANY GUARANTEE (“GUARANTEE”)

Twin Disc Inc., a company organized and existing under the laws of United States of America with its registered office at 222 E. Erie Street, Milwaukee, Wisconsin 53202, USA (the “Parent Company”) is the parent company of the Buyer, which is a wholly owned subsidiary of the Parent Company. The Parent Company, the Sellers and the Buyer are referred to as the “Parties” in this Guarantee.

As used in this Guarantee, the capitalized terms have the same meanings as defined in the SPA, unless specifically otherwise stated in this Guarantee.

Guarantee

Subject to the terms of this Guarantee, the Parent Company unconditionally and irrevocably guarantees the due and punctual performance and observance of the obligation of the Buyer to pay the Purchase Price pursuant to section 3 (Purchase Price) of the SPA (including for the sake of clarity obligations related to pay escrow payment in accordance with the Escrow Agreement executed on the Signing Date) to the Sellers. This Guarantee is strictly limited to the purchase price payment obligation and does not extend to any other obligations under the SPA or otherwise.

The obligations of the Parent Company under this Guarantee are subject to:

(a)	the satisfaction or waiver of the conditions precedent pursuant to section 5 (Conditions Precedent) of the SPA;
(b)	the satisfaction of the obligations in section 4 (Pre-Closing Covenants) of the SPA; and
(c)	the satisfaction of the obligations at Closing of the Sellers pursuant to section 6 (Closing and Deliveries at Closing) of the SPA.

Upon a written request by the Sellers, the Parent Company shall immediately pay the Sellers the Purchase Price fallen due.

The Parent Company warrants it has sufficient funds available to enable it to fund this Guarantee.

This Guarantee shall remain in full force and effect and be binding upon the Parent Company until the earlier of:

(a)	the termination or expiry of the SPA in accordance with its terms; or
(b)	the full payment of the Final Purchase Price (by the Buyer or the Parent Company) as defined in the SPA.

Upon any such termination, the Guarantee shall terminate immediately, and the Buyer, the Sellers or any other person or party shall have no recourse against the Parent Company.

If any term of this Guarantee is held invalid, illegal or incapable of being enforced, all other terms and provisions of this letter shall nevertheless remain in full force and effect.

This Guarantee and the benefits hereof are granted solely to the Sellers and may not be assigned by the Sellers or otherwise transferred to any other person or party without the prior written consent of the Buyer and the Parent Company.

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This Guarantee may not be amended without the prior written consent of the Parties.

Sections 11.1 (Confidentiality), 12.11 (Governing Law) and 12.12 (Arbitration) of the SPA apply to this Guarantee.

Signatures

This Guarantee has been executed in four (4) identical counterparts, one for the Sellers together, one (1) for Buyer and one (1) for the Parent Company.

5 March 2024

TWIN DISC INC.	TD FINLAND HOLDING OY

John H. Batten	Kris Blommaert
President & CEO	Sole member of Board of Directors

Timo Salli	Jouko Salli,
by Power of Attorney Timo Salli

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